Exhibit 4.1
AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

By and Among

SAVERS VALUE VILLAGE, INC.,

ARES CORPORATE OPPORTUNITIES FUND V, L.P.

ASSF IV AIV B, L.P.

ASOF HOLDINGS I, L.P.

AMARI INVESTMENT PTE. LTD.

and

ASSF IV AIV B HOLDINGS III, L.P.

Dated as of July 3, 2023

TABLE OF CONTENTS

i

AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT
THIS STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of July 3, 2023 (the “Effective Date”), is by and among Savers Value Village, Inc., a Delaware corporation (the “Company”) and Ares Corporate Opportunities Fund V, L.P., ASSF IV AIV B, L.P., ASOF Holdings I, L.P., Amari Investment PTE. Ltd. and ASSF IV AIV B Holdings III, L.P. (collectively, “Ares”).
RECITALS
WHEREAS, the Company and Ares are party to a Stockholders Agreement, dated [●], 2023 (the “Original Stockholders Agreement”), setting out certain terms related to the ownership of Common Stock (as defined below) by Ares;
WHEREAS, the Company is currently contemplating an underwritten initial public offering of shares of its Common Stock; and
WHEREAS, in connection with, and effective upon, the date of the pricing of the IPO, the Company and Ares wish to amend and restate the Original Stockholders Agreement to set forth certain understandings between such parties, including with respect to certain governance matters.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION
Section 1.01Definitions. The terms set forth below have the following meanings as used in this Agreement:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the Company. Notwithstanding anything to the contrary set forth in this Agreement, (i) Ares and its respective Affiliates shall not be deemed to be Affiliates of the Company and (ii) any investment manager or advisor of Ares and any funds, investment vehicles or accounts managed or advised by such investment manager or advisor or its Affiliates, shall be deemed to be Affiliates of Ares.
“Agreement” has the meaning set forth in the preamble.
“Ares” has the meaning set forth in the preamble.
“Board” means the Board of Directors of the Company.

“Capital Stock” with respect to any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.
“Change of Control” shall be deemed to occur if any person or “group” other than the Permitted Holders or any underwriter participating in the IPO, shall have acquired beneficial ownership of more than 40% of the outstanding shares of Common Stock and the percentage of the outstanding shares of Class A Common Stock so held by such person or “group” is greater than the percentage of the outstanding shares of Common Stock beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders. For purposes of determining the percentage of Common Stock held by any person, group or the Permitted Holders (beneficially or otherwise) in the immediately preceding sentence, share count shall be calculated on a fully diluted basis but not giving effect to contingent voting rights that have not yet vested. Notwithstanding anything to the contrary in this definition, a Change of Control shall not be deemed to occur if, in the case of clause (ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board. Notwithstanding the preceding sentence or any provision of Rule 13d-3 of the Exchange Act, (i) a person or “group” shall not be deemed to beneficially own securities (1) subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement or (2) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement and (ii) if any “group” includes one or more Permitted Holders, any issued and outstanding Common Stock beneficially owned, directly or indirectly, by any Permitted Holders that are a part of such “group” shall not be treated as being beneficially owned by any other member of such “group” for purposes of determining whether a Change of Control has occurred. The terms “group”, “beneficially owned” and “beneficial ownership” for the purpose of this “Change of Control definition shall have the meanings given those terms in Rules 13d-3 and 13d-5 under the Exchange Act, and the term “person” shall not include any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.
“Company” has the meaning set forth in the preamble.
“Coordination Period” has the meaning set forth in Section 5.04.
“Effective Date” has the meaning set forth in the preamble.
“IPO” means the Company’s underwritten public offering of Common Stock that results in the shares of Common Stock that are sold in such public offering being listed on the New York Stock Exchange.
“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any government entity, quasi-governmental entities or self-regulatory organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or by any stock exchange authority.

“Material Subsidiary” means each “Significant Subsidiary” of the Company, as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act.
“Permitted Holder” means any of: (a) the Sponsor and any of its Affiliates; (b) funds or partnerships managed or advised by the Sponsor and any of its Affiliates (but not including any of their portfolio companies); (c) the Sponsor Designees; (d) family members or trusts of any person listed in clauses (a) and (c); and (e) any person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any of the persons listed in clauses (a), (c) and (d) so long as the persons described in clauses (a), (c) and (d) form the majority in interest of any group formed in accordance with this clause (e).
“Permitted Transferee” shall mean any Affiliate of Ares. Any Permitted Transferee of Ares shall be bound by the terms of this Agreement and treated as Ares for all purposes of this Agreement.
“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality of such government.
“Private Block Transfer” means a Transfer of shares of Common Stock pursuant to Sections 4(a)(i) or 4(d) of the Securities Act or pursuant to any other exemption (other than Rule 144) under the Securities Act.
“Related Person” with respect to any Person means: (a) an Affiliate of such Person; (b) any investment manager, investment advisor or general partner of such Person; (c) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such Person or a Related Person of such Person; and (d) any equity investor, partner, member or manager of such Person. Notwithstanding the previous sentence, no Person shall be deemed an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the Company.
“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).
“Rule 144 Transfer” means a Transfer of shares of Common Stock pursuant to Rule 144.
“Securities Act” means the Securities Act of 1933.
“Significant Action” has the meaning set forth in Section 4.01.
“Sponsor” means Ares and any of its Affiliates that hold shares of Common Stock.
“Sponsor Designees” has the meaning set forth in Section 3.02(a).
“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.
Section 1.02Rules of Construction. Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” References to “dollars” or “$” shall mean dollars in lawful currency of the United States of America. References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise. References to a Section or paragraph shall be to a Section or paragraph of this Agreement unless otherwise indicated. Any agreement, instrument, law or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments to and instruments incorporated in such agreement, instrument, or statute, as applicable. References to a Person are also to its permitted successors and assigns. In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Each of the parties severally represents and warrants to each of the other parties as follows:
(a)Authority; Enforceability. Such party: (i) has the legal capacity or organizational power and authority to execute, deliver and perform its obligations under this Agreement; and (ii) is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization. This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).
(b)Consent. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those that have been made or obtained on or prior to the date of this Agreement, in connection with: (i) the execution or delivery of this Agreement; or (ii) the consummation of any of the transactions contemplated by this Agreement.
ARTICLE III
BOARD OF DIRECTORS
Section 1.01Size and Composition. From and after the Effective Date, (1) for so long as it owns more than 5% of the then outstanding shares of Common Stock, the Sponsor shall: (i) vote or otherwise give the Sponsor’s consent in respect of all shares of Common Stock (whether now owned or hereafter acquired) owned by the Sponsor, and (ii) take all other appropriate action; and (2) the Company shall take all necessary and desirable actions (subject to any applicable securities exchange or equivalent listing requirements), including at each annual or special meeting of the stockholders of the Company called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, to cause:
(a)the bylaws of the Company to provide that the authorized number of directors on the Board shall be not less than three and not more than eleven;
(b)the election to the Board of any Sponsor Designees designated by the Sponsor in accordance with Section 3.02; and
(c)the removal from the Board of any director elected in accordance with clause (b) above, with or without cause, upon the written request of the Sponsor.
Section 1.02Sponsor Designees.
(a)The Sponsor shall have the right, but not the obligation, to nominate to the Board (such nominees, the “Sponsor Designees”) (subject to their election by the stockholders of the Company):
(i)for so long as the Sponsor owns 40% or more of the then outstanding shares of Common Stock, the greater of up to (A) six directors and (B) the number of directors comprising a majority of the Board; and
(ii)for so long as the Sponsor owns less than 40% of the then outstanding shares of Common Stock but owns at least 5% or more of the then outstanding shares of Common Stock, that number of directors (rounded up to the nearest whole number) equal to the product of (x) the authorized number of directors on the Board times (y) a fraction, the numerator of which is the total number of shares of Common Stock owned by the Sponsor, and the denominator of which is the total number of shares of Common Stock then outstanding. Notwithstanding the previous sentence, in the event that the Sponsor ceases to own more than 5% of the then outstanding shares of Common Stock, the Sponsor shall not have the right to nominate any Sponsor Designees.
(b)If the Sponsor has nominated less than the total number of Sponsor Designees the Sponsor is entitled to nominate pursuant to this Section 3.02, the Sponsor shall have the right, at any time, to nominate such additional number of Sponsor Designees to which it is entitled. In such event, the directors of the Company shall take all necessary action to: (i) increase the size of the Board as required to enable the Sponsor to so nominate such additional Sponsor Designees; and (ii) designate such additional Sponsor Designees nominated by the Sponsor to fill such newly-created vacancy or vacancies, as applicable.
(c)For so long as the Sponsor owns at least 5% or more of the then outstanding shares of Common Stock, the Sponsor shall have the right to designate one member of each committee of the Board. Any such designee shall be a member of the Board and shall be eligible to serve on the applicable committee under applicable law or stock exchange listing standards, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and any applicable phase-in periods). Any additional committee members shall be determined by the Board. Nominees designated to serve on a Board committee shall have the right to remain on such committee until the next election of members of the Board. Unless the Sponsor notifies the Company otherwise prior to the time the Board takes action to change the composition of a Board committee, any nominee currently designated by the Sponsor to serve on a committee shall be presumed to be re-designated for such committee.

(d)For purposes of this Section 3.02 and Article IV below, the Sponsor shall be deemed to own all shares of Common Stock owned by the Sponsor’s Affiliates.
ARTICLE IV
MATTERS REQUIRING SPONSOR CONSENT
Section 1.01Matters Requiring Sponsor Consent. For so long as the Sponsor owns at least thirty percent (30%) of the then outstanding shares of Common Stock, neither the Company nor any of its subsidiaries shall take, or be permitted to take, any of the actions enumerated in this Section 4.01 (each, a “Significant Action”) without the prior written approval of the Sponsor.
(a)merging or consolidating with or into any other Person, or transferring all or substantially all assets of the Company and its subsidiaries, taken as a whole, to another entity, or undertaking any transaction that would constitute a Change of Control, other than, in each case, transactions among the Company and its wholly-owned subsidiaries;
(b)(i) entering into any joint venture, investment (other than an investment in, contract with or acquisition of any securities or assets of any of the Company’s wholly owned subsidiaries), recapitalization, reorganization or contract with any other Person (other than a wholly owned subsidiary); (ii) the acquisition of any securities or assets of another Person (other than a wholly owned subsidiary of the Company), in the case of any of the transactions set forth in clause (i) or (ii), whether in a single transaction or series of related transactions, with a fair market value, or for a purchase price, in excess of $50.0 million; or (iii) the exercise of any ownership rights in respect of any of the foregoing in this Section 4.01(b);
(c)Transferring assets of the Company or its subsidiaries in any transaction or series of related transactions (other than any Transfer of assets of any wholly owned subsidiary of the Company to the Company or any of the Company’s other wholly owned subsidiaries), in each case other than: (i) inventory sold in the ordinary course of business; or (ii) any Transfer of assets in a single transaction or series of related transactions with a fair market value of less than or equal to $50.0 million;
(d)guaranteeing, assuming, incurring or refinancing indebtedness for borrowed money by the Company or any of its subsidiaries (including indebtedness of any other Person existing at the time such other Person merged with or into or became a subsidiary of, or substantially all of its business and assets were acquired by, the Company or such subsidiary, and indebtedness secured by a lien encumbering any asset acquired by the Company or any such subsidiary) or the pledge of, or granting of a security interest in, any of the assets of the Company or any of its subsidiaries in excess of $100.0 million in any 12-month period (other than trade indebtedness incurred in the ordinary course of business by the Company and its subsidiaries);
(e)issuing Capital Stock of the Company or the Company’s subsidiaries other than: (i) issuances to the Company or any of the Company’s wholly owned subsidiaries; or (ii) pursuant to an equity compensation plan approved by the Company’s stockholders or a majority of the directors on the Board designated by the Sponsor pursuant to Section 3.02;
(f)appointing or removing the Chief Executive Officer of the Company;
(g)entering into any transactions, agreements, arrangements or payments (including the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement) with (i) any officer, director or employee of the Company or any subsidiary of the Company (other than in the ordinary course of business as part of travel advances, relocation advances or salary); or (ii) any other Person who beneficially owns greater than or equal to ten percent (10%) of the Common Stock then outstanding (including such Person’s Affiliates), in each case that are material or involve aggregate payments or receipts in excess of $500,000;
(h)amending, modifying, waiving or repealing (whether by merger, consolidation or otherwise) any provision of the certificate of incorporation, the bylaws or equivalent organizational documents of the Company or any of the Company’s subsidiaries in a manner that adversely affects the Sponsor;
(i)(i) commencing any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of the Company or any of its subsidiaries in any form of transaction, (ii) making arrangements with creditors, or consenting to the entry of an order for relief in any involuntary case, (iii) taking the conversion of an involuntary case to a voluntary case, (iv) consenting to the appointment or taking possession by a receiver, trustee or other custodian for all or substantially all of its property, or (v) otherwise seeking the protection of any applicable bankruptcy or insolvency law, other than any such actions with respect to a non-Material Subsidiary where, in the good faith judgment of the Board, the maintenance or preservation of such subsidiary is no longer desirable in the conduct of the business of the Company or any of its Material Subsidiaries; and
(j)subject to Section 3.02, increasing or decreasing the size of the Board; and
(k)entering into of any agreement to do any of the foregoing.
Section 1.02Permitted Disclosure.
(a)Each Sponsor Designee designated by Ares is permitted to disclose to Ares and its Affiliates information about the Company and its Affiliates that he or she receives as a result of being a director, subject to his or her fiduciary duties under Delaware law.
ARTICLE V
INFORMATION
Section 1.01Books and Records; Access. The Company shall, and shall cause its subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its subsidiaries in accordance with generally accepted accounting principles. For so long as the Sponsor has at least one of its respective Sponsor Designees serving as a member of the Board, the Company shall, and shall cause its subsidiaries to, permit the Sponsor and the Sponsor Designee’s respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of the Company’s subsidiaries and to discuss the affairs, finances and condition of the Company or any of the Company’s subsidiaries with the officers of the Company or any the Company’s subsidiaries. For the avoidance of doubt, the Sponsor shall lose the right to Company information granted under this Section 5.01 if the Sponsor owns less than own percent (1%) of the then-outstanding shares of Common Stock. Subject to Section 5.02, the Sponsor (and any party receiving information from the Sponsor) who shall receive information shall maintain the confidentiality of such information. Taking into account the “common interest” and joint defense doctrine as may be applicable that would permit the sharing of potentially privileged information without a resulting waiver, the Company shall not be required under this Section 5.01 to disclose any privileged information where such disclosure would result in a waiver of the applicable privilege so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to the Sponsor without the loss of any such privilege and has notified the Sponsor that such information has not been provided.
Section 1.02Sharing of Information. Individuals associated with the Sponsor may from time to time serve on the Board or be observers to the Board or the equivalent governing body of the Company’s subsidiaries. The Company, on its behalf and on behalf of its subsidiaries, recognizes that such individuals: (i) will from time to time receive non-public information concerning the Company and its subsidiaries; and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 5.01) share such information with other individuals associated with the Sponsor. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors (or members of the governing body of any subsidiary) and enabling the Sponsor, as an equityholder, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its subsidiaries, irrevocably consents to such sharing.
Section 1.03Certain Reports. So long as a Sponsor Designee is then serving as a director, the Company shall deliver or cause to be delivered to the Sponsor at its request: (i) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries; and (ii) such other reports and information as may be reasonably requested by the Sponsor. Notwithstanding the previous sentence but taking into account both the common interest and joint defense doctrine that permits the sharing of privileged information without waiver, the Company shall not be required to disclose any privileged information of the Company where such disclosure would result in a waiver of the applicable privilege so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to the Sponsor without the loss of any such privilege and has notified the Sponsor that such information has not been provided.
ARTICLE VI
MISCELLANEOUS
Section 1.01Notices. Except as otherwise specified in this Agreement, all notices and other communications required or permitted under this Agreement shall be in writing. Such notices and other communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger, facsimile transmission or electronic mail and shall be given to such party at its address or facsimile number set forth on the signature pages to this Agreement or such other address or facsimile number as such party may hereafter specify in writing in accordance with this Section 6.01. Notwithstanding the previous sentence:
(a)unless otherwise specified by Ares in a notice delivered by Ares in accordance with this Section 6.01, any notice required to be delivered to Ares shall be properly delivered if delivered to:
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Attention:    Aaron Rosen, Eric Waxman,
    Brad Friedman, PE General Counsel
E-Mail:    arosen@aresmgmt.com; ewaxman@aresmgmt.com;
    bfriedman@aresmgmt.com;
    PEGeneralCounsel@aresmgmt.com
with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:    Christodoulos Kaoutzanis
    John C. Kennedy
    Kenneth Schneider
Phone:    212-373-3445
    212-373-3025
    212-373-3303
Facsimile:    212-492-0445
    212-492-0025
    212-492-0303
E-Mail:    ckaoutzanis@paulweiss.com
    jkennedy@paulweiss.com
    kschneider@paulweiss.com
(b)unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section 6.01, any notice required to be delivered to the Company shall be properly delivered if delivered to:
Savers Value Village, Inc.
11400 S.E. 6th Street, Suite 125
Bellevue, WA 98004
Attention:    Richard Medway, General Counsel
Phone:    425-462-1515
E-Mail:    rmedway@savers.com
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:    Christodoulos Kaoutzanis
    John C. Kennedy
    Kenneth Schneider
Phone:    212-373-3445
    212-373-3025
    212-373-3303
Facsimile:    212-492-0445
    212-492-0025
    212-492-0303
E-Mail:    ckaoutzanis@paulweiss.com
    jkennedy@paulweiss.com
    kschneider@paulweiss.com
Section 1.02Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.
Section 1.03Amendment. This Agreement may not be amended, restated, modified or supplemented in any respect and the observance of any term of this Agreement may not be waived except by a written instrument executed by the Company and the Sponsor that owns more than 5% of the then outstanding shares of Common Stock. Notwithstanding the previous sentence, in the event the Sponsor ceases to own more than 5% of the then outstanding shares of Common Stock, no amendment, restatement, modification, supplement or waiver of this Agreement that uniquely and adversely affects the Sponsor shall be effective without the written consent of the Sponsor.
Section 1.04Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising under or by reason of this Agreement shall be assignable by any party to this Agreement except as otherwise expressly stated in this Agreement.
Section 1.05Governing Law; Submission to Jurisdiction.
(a)This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to principles or rules of conflict of laws.
(b)In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery, or, but only in the event the Delaware Chancery Court declines jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 6.01.
Section 1.06Enforcement. The parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 6.05 above without the need to post bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 1.07Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 1.08Additional Securities Subject to Agreement. All shares of Common Stock of the Company that the Sponsor hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a public offering), whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the shares of Common Stock are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date of the this Agreement.
Section 1.09Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 1.10Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement. Each such counterpart shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
Section 1.11Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party to this Agreement, for itself and its Related Persons, irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the actions of the parties to this Agreement or their respective Related Persons pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement. The foregoing waiver shall apply regardless of whether any such claim or counterclaim is based on contract, tort or otherwise.
Section 1.12Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including this Agreement). This Agreement constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.
Section 1.13Further Assurances. The parties to this Agreement will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision of this Agreement. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Sponsor being deprived of the rights contemplated by this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company and Ares have executed this Agreement as of the day and year first above written.
SAVERS VALUE VILLAGE, INC.
By:    /s/ Richard Medway
Name: Richard Medway
Title: General Counsel, Chief Compliance Officer and Secretary
ARES CORPORATE OPPORTUNITIES FUND V, L.P.
By: ACOF Investment Management LLC, its manager
By: /s/ Scott Graves
Name: Scott Graves
Title: Authorized Signatory

ASOF HOLDINGS I, L.P.
By: ASOF Investment Management LLC, its manager
By: /s/ Aaron Rosen
Name: Aaron Rosen
Title: Authorized Signatory

ASSF IV AIV B HOLDINGS III, L.P.
By: ASSF Operating Manager IV, L.P.
By: /s/ Aaron Rosen
Name: Aaron Rosen
Title: Authorized Signatory

ASSF IV AIV B, L.P.
By: ASSF Operating Manager IV, L.P.
By: /s/ Aaron Rosen
Name: Aaron Rosen
Title: Authorized Signatory

AMARI INVESTMENT PTE. LTD.
By: ASSF Operating Manager IV, L.P., as attorney in fact
By: /s/ Aaron Rosen
Name: Aaron Rosen
Title: Authorized Signatory